KPMG Peat Marwick LLP
4200 Norwest Center
90 South Seventh Street
Minneapolis, MN  55402




                        Independent Auditors' Consent




The Board of Directors of Allianz Life Insurance Company of North America and Contract Owners of Allianz Life Variable Account B:


We consent to the use of our report, dated January 22, 1996, on the financial statements of Allianz Life Variable Account B and our report dated February 6, 1996, on the consolidated financial statements of Allianz Life Insurance Company of North America and subsidiaries included herein and to the reference to our Firm under the heading "EXPERTS."



                                              KPMG Peat Marwick LLP




Minneapolis, Minnesota
November 4, 1996